Exhibit 99.1

PRELIMINARY PROXY CARD — SUBJECT TO COMPLETION

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945	Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week
Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
INTERNET/MOBILE – www.proxypush.com/GATO Use the Internet to vote your proxy.
PHONE – 1-866-883-3382 Use a touch-tone telephone to vote your proxy.
MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided in time to be received by [ ].
If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

The Board of Directors recommends a vote FOR each of the following proposals:

1. To adopt the Agreement and Plan of Merger, dated as of September 5, 2024 (as it may be amended from time to time, the “Merger Agreement”), by and among First Majestic Silver Corp., Ocelot Transaction Corporation and Gatos Silver, Inc.

	☐ For	☐ Against	☐ Abstain

2. To approve the adjournment of the special meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to adopt the Merger Agreement.

	☐ For	☐ Against	☐ Abstain
NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the special meeting and at any and all adjournments or postponements thereof.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.
Address Change? Mark box, sign, and indicate changes below: ☐
Date ____________________________________

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

GATOS SILVER, INC.

2024 SPECIAL MEETING OF STOCKHOLDERS

[           ], 2024

[      ], Pacific Time

To register for the virtual meeting, please follow the instructions below:

•	Visit register.proxypush.com/GATO on your smartphone, tablet or computer.

•	As a stockholder, you will then be required to enter your control number, which is located in the upper right-hand corner on the reverse side of this proxy card.

•

After registering, you will receive a confirmation email and an email approximately 1 hour prior to the start of the meeting to the email address you provided during registration with a unique link to the virtual meeting.

This proxy is solicited by the Board of Directors for use at the 2024 Special Meeting of Stockholders on [        ], 2024.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted FOR Proposal 1 and Proposal 2.

By signing the proxy, you revoke all prior proxies and appoint Dale Andres and André van Niekerk, and any of them with full power of substitution, to vote all of your shares you are entitled to vote on the matters shown on the reverse side and any other matters which may properly come before the special meeting and all adjournments or postponements thereof.

See reverse for voting instructions.